UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2006

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

On January 26, 2006, Simpson Manufacturing Co., Inc. announced its fourth quarter 2005 earnings in a press release reproduced below:

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FOURTH QUARTER EARNINGS

Dublin, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2005 fourth quarter net sales increased 21.6% to $203.9 million as compared to net sales of $167.7 million for the fourth quarter of 2004. Net income increased 22.8% to $21.6 million for the fourth quarter of 2005 as compared to net income of $17.6 million for the fourth quarter of 2004. Diluted net income per common share was $0.44 for the fourth quarter of 2005 as compared to $0.36 for the fourth quarter of 2004. In 2005, net sales increased 21.2% to $846.3 million as compared to net sales of $698.1 million in 2004. Net income increased 20.7% to $98.4 million in 2005 as compared to net income of $81.5 million in 2004. Diluted net income per common share was $2.02 in 2005 as compared to $1.67 in 2004. Included in the 2005 results is a gain of $2.0 million resulting from the sale, for $4.0 million, of the Company’s engineering laboratory in San Leandro, California. The laboratory is being relocated to the property in Pleasanton, California, that the Company purchased in May 2005.

In the fourth quarter of 2005, sales growth occurred throughout North America and continental Europe. Sales were down in the UK. The growth rates in the United States were highest in the southern, midwestern and western  regions, including California. Simpson Strong-Tie’s fourth quarter sales increased 19.5% over the same quarter last year, while Simpson Dura-Vent’s sales increased 32.9%. Contractor distributors were the fastest growing Simpson Strong-Tie sales channel. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Seismic and engineered wood products had the highest percentage growth rates in sales. Anchor systems sales showed solid growth during the fourth quarter of 2005 compared to the fourth quarter in 2004. Sales of Simpson Strong-Tie’s Strong-Wall product line was flat as compared to the fourth quarter of 2004. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines increased significantly in the fourth quarter of 2005 and sales of its gas vent products also increased. The Company believes that the sales increases in pellet vent and chimney products may be the result of the increased use of alternative fuel appliances due to higher natural gas prices. Direct-vent products, designed for use with natural gas burning appliances, decreased slightly compared to the fourth quarter of 2004.

Income from operations increased 17.9% from $27.7 million in the fourth quarter of 2004 to $32.7 million in the fourth quarter of 2005, while gross margins decreased from 38.2% in the fourth quarter of 2004 to 35.9% in the fourth quarter of 2005. This decrease in gross margins was primarily due to increased material costs, mainly steel, which increased at a faster rate than the sales price increases that the Company put in place during 2004 and early 2005. The Company’s raw material inventory decreased by 29.1% from balances as of December 31, 2004, while its in-process and finished goods inventory increased by 15.2% over the same period, but raw material inventories have increased during the fourth quarter. As a result of high raw material and energy prices and increased demand in the aftermath of hurricane Katrina, the Company believes that steel prices are likely to increase in the near term and increased its purchasing effort early in the fourth quarter to build inventory in anticipation of higher steel prices. If steel prices continue to increase and the Company is not able to increase its prices sufficiently, the Company’s margins could deteriorate further.

Selling expenses increased 6.1% from $16.3 million in the fourth quarter of 2004 to $17.3 million in the fourth quarter of 2005. The increase was driven primarily by a $0.7 million increase in promotional activities and a $0.5 million increase in commissions paid to sales agents, the majority of which was related to the increase in Simpson Dura-Vent’s fourth quarter sales. General and administrative expenses increased 14.3% from $20.4 million in the fourth quarter of 2004 to $23.3 million in the fourth quarter of 2005. The increase was primarily due to an increase in cash profit sharing of $2.3 million, as a result of increased operating profit, and an increase in stock compensation costs of $0.2 million. Interest income, net of interest expense, increased $0.8 million in the fourth quarter of 2005 as compared to the fourth quarter of 2004 primarily as a result of higher cash balances and interest rates. The tax rate was 36.0% in the fourth quarter of 2005, down from 36.9% in the fourth quarter of 2004. The decrease was primarily due to lower taxable income as a result of the manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004. In October 2005, the Company also received a refund, with interest, totaling $0.7 million for state taxes paid related to the 1998 and 1999 tax years.

In 2005, sales growth occurred throughout North America and continental Europe. Sales in the UK decreased slightly. The growth in the United States was strongest in the southern and western regions, other than California. Sales in California were strong after a slow start early in the year when heavy rains, particularly in southern California, slowed construction activity. Simpson Strong-Tie’s 2005 sales increased 22.4% over its 2004 sales, while Simpson Dura-Vent’s sales increased 12.7%. Lumber dealers were the fastest growing Simpson Strong-Tie sales channel. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Sales of Quik Drive products contributed significantly to the increase. Seismic and high wind products, engineered wood and anchor systems products had the highest percentage growth rates in sales. Sales of Simpson Strong-Tie’s Strong-Wall product line, with a substantial share of its sales in California, decreased from 2004 primarily due to the slow sales in the first quarter of 2005. Sales of Simpson Dura-Vent’s pellet vent and chimney products increased in 2005, primarily due to their performance in the second half of the year. Direct-vent products decreased compared to 2004 while sales of its gas vent products were flat.

Income from operations increased 17.2% from $131.2 million in 2004 to $153.7 million in 2005 while gross margins decreased from 40.2% in 2004 to 37.4% in 2005. This decrease was primarily due to increased material costs, mainly steel, which increased at a faster rate than the sales price increases that the Company put in place during 2004 and early 2005. The material cost increase was offset slightly by improved absorption of the Company’s fixed overhead costs, primarily due to the increased sales volume.

Selling expenses increased 9.3% from $58.9 million in 2004 to $64.3 million in 2005, primarily due to increased costs associated with the addition of sales and marketing personnel of $2.7 million, including those associated with the acquisition of the assets of Quik Drive, U.S.A., Inc. and Quik Drive Canada, Inc. and 100% of the equity of Quik Drive Australia Pty. Limited (collectively “Quik Drive”). In addition, there was an increase of $0.8 million in promotional activities and an increase of $0.8 million in commissions paid to sales agents, the majority of which was related to the increase in Simpson Dura-Vent’s sales. General and administrative expenses increased 10.2% from $91.0 million in 2004 to $100.3 million in 2005, primarily due to an increase in cash profit sharing of $3.7 million, as a result of increased operating profit, and an increase in stock compensation costs of $0.9 million. In addition, there was an increase in costs associated with the addition of administrative personnel of $1.9 million and an increase in amortization of intangible assets of $1.4 million, both of which were associated primarily with the Quik Drive acquisition. Interest income, net of interest expense, increased $1.2 million in 2005 primarily as a result of higher cash balances and interest rates. The tax rate was 36.8% in 2005, down from 38.1% in 2004. The decrease was primarily due to lower taxable income as a result of the manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, January 27, 2006, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and twelve months ended December 31, 2005 and 2004 (unaudited), are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,

(Amounts in thousands, except per share data)	2005	2004	2005	2004

Net sales	$203,897	$167,742	$846,256	$698,053
Cost of sales	130,630	103,736	529,993	417,417

Gross profit	73,267	64,006	316,263	280,636

Selling expenses	17,260	16,262	64,317	58,869
General and administrative expenses	23,266	20,358	100,261	90,959
Loss (gain) on sale of assets	80	(305)	(2,044)	(409)

Income from operations	32,661	27,691	153,729	131,217
Income in equity method investment	61	—	284	—
Interest income, net	955	127	1,551	385

Income before taxes	33,677	27,818	155,564	131,602
Provision for income taxes	12,112	10,258	57,170	50,094

Net income	$21,565	$17,560	$98,394	$81,508

Net income per share:
Basic	$0.45	$0.37	$2.05	$1.70
Diluted	0.44	0.36	2.02	1.67
Cash dividend declared per common share	$0.08	$—	$0.23	$0.20
Weighted average shares outstanding:
Basic	48,251	47,862	48,081	48,052
Diluted	48,876	48,785	48,606	48,918
Other data:
Depreciation and amortization	$4,663	$3,752	$22,370	$18,445
Pre-tax stock compensation expense	1,587	1,392	6,385	5,531

The Company’s financial position as of December 31, 2005 and 2004 (unaudited), is as follows:

	December 31,

(Amounts in thousands)	2005	2004

Cash and short-term investments	$131,203	$47,949
Trade accounts receivable, net	101,621	89,807
Inventories	181,492	192,879
Other current assets	20,329	16,476

Total current assets	434,645	347,111
Property, plant and equipment, net	157,434	137,609
Goodwill	42,681	44,379
Other noncurrent assets	17,264	16,038

Total assets	$652,024	$545,137

Trade accounts payable	$29,485	$29,105
Line of credit and current portion of long-term debt	460	579
Other current liabilities	60,288	48,716

Total current liabilities	90,233	78,400
Long-term debt	1,023	2,397
Other long-term liabilities	1,362	1,415
Stockholders’ equity	559,406	462,925

Total liabilities and stockholders’ equity	$652,024	$545,137

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE: January 26, 2006	By	/s/ Michael J. Herbert

Michael J. Herbert
Chief Financial Officer